SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                           POST EFFECTIVE AMENDMENT NO.2

                                                        TO
                                                      FORM S-8
                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933

                                         THERMO-MIZER ENVIRONMENTAL CORP.
                 (Exact name of registrant as specified in its charter)

                                                     Delaware
                 (State or other jurisdiction of incorporation or organization)

                                                    22-2312917
                                           (Employer Identification No.)

                                      528 Oritan Avenue, Ridgefield, NJ 07657
                                     (Address of principal executive offices)

                                               NONQUALIFIED OPTIONS
                                             (Full title of the plan)

                                               Steven Schuster, Esq.
                                              McLaughlin & Stern, LLP
                                                260 Madison Avenue
                                                New York, NY 10016

                                                  (212) 448-1100
                (Telephone number, including area code, of agent for service)



                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------


     Title of             Amount        Proposed maximum     Proposed maximum       Amount
    securities            to be               offering price               aggregate                       of
to be registered   registered            per share (1)             offering price (1)     registration fee

------------------------------------------------------------------------------


Common Stock,   180,000 shares              $1.16             $208,800                  $63.27
par value
 $.001 per share





Class B Warrants   360,000 warrants                  $.05              $18,000          $5.45
Common Stock,

 par value $.001,
underlying
Class B Warrants   360,000 Shares                    $3.00             $1,080,000       $327.27


         Total                                                                           $395.99(2)

1) Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee.

2)       Paid in connection with filing of registration statement on October
21, 1996.

                 This  Registration  Statement,   including  all  exhibits  and
attachments, contains 20 pages. The exhibit index may be found on page 7 of the consecutively numbered pages of the Registration Statement.

                                                      PART 1
                  INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

Item 1.  Plan Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards of nonqualified options by Thermo-Mizer Environmental Corp., a Delaware corporation (the "Registrant"), and are not being filed with, or included in, this Registration Statement on Form S-8 (the "Registration Statement") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").


         The Board of Directors of the Registrant has authorized the issuance of nonqualified stock options ("Options") covering up to 180,000 units (the "Units"), each unit consisting of one share of Common Stock and two Class B Warrants at a price of $1.16 per unit. Options covering 180,000 units have been granted to officers, directors, and employees, subject to the effectiveness of this registration statement. Instead of receiving one share of Common Stock and two Class B Warrants for each Unit purchased pursuant to the Options, the holders of the Options also have the right to purchase one share of Common Stock in lieu of each five Class B Warrants, in addition to the shares of Common Stock otherwise issuable upon exercise of the Option.


         The Options are immediately exercisable for a period of five (5) years commencing upon the filing of this Registration Statement.

         The Class B Warrants included in the Units are exercisable at an exercise price equal to the greater of (i) $3.00 per share or (ii) 120% of the offering price of a share of the Registrant's Common Stock in a public offering by the Registrant which offering results in gross proceeds of not less than $3,500,000. The Class B warrants shall be immediately exercisable for a period of five years commencing upon the filing of this Registration Statement. The Class B Warrants shall otherwise be on substantially the same terms as the Redeemable Warrants issued by the Registrant in its initial public offering, including the antidilution provisions.


Item 2.  Registrant Information and Employee Plan Annual Information

         The documents containing the information specified in this Item will be sent or given to individuals who have been granted awards by the Registrant and are not being filed with, or included in, this Registration Statement in accordance with the rules and regulations of the Commission.

                                                      PART II
                    INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of  Certain Documents by Reference

         1. The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on form 8-A filed with the Commission on October 13, 1995 (File number O-26982) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY) declared effective by the Commission on August 14, 1995.

         2. The Registrant's Registration Statement on Form SB-2 (File Number 33-87284-NY)

         3. The Registrant's annual report on Form 10-KSB for the fiscal year June 30, 1996 filed on September 30 1996.


         4. The Registrant's quarterly report on Form 10-QSB for the quarter ended December 31, 1996.


         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated be reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of  Securities

         The description of the shares of common stock, par value $.001 per share ("the Common Stock"), contained in the Registrant's Registration Statement on form 8-A filed with the Commission on October 31, 1995 (File number O-26982) pursuant to Section 12 (g) of the Exchange Act of 1934, as amended (the "Exchange Act"), which incorporates by reference the description of the shares of Common Stock contained in the Registration Statement on Form SB-2 (File Number 33-87284-NY). Such shares are traded on the NASDAQ SmallCap Market under the symbol "THMZ" and the Boston Stock Exchange under the symbol "THZ."

         The Class B Warrants included in the Units are exercisable at an exercise price equal to the greater of (i) $3.00 per share or (ii) 120% of the offering price of a share of the Registrant's Common Stock in a public offering by the Registrant which offering results in gross proceeds of not less than $3,000,000. The Class B warrants shall be exercisable for a period of five years commencing upon the earlier of (i) the consummation of an Acquisition, as defined, or (ii) one year from the date on which the Options are granted. The Class B Warrants shall otherwise be on substantially the same terms as the Redeemable Warrants issued by the Registrant in its initial public offering in March 1996, including the antidilution provisions.

         An Acquisition shall be deemed to include the purchase by the Registrant (by cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Registrant by Solay, Inc. ("Consultant") and the purchase of the Registrant (by cash or the issuance of securities, or both) by a corporation, partnership or other entity introduced to the Registrant by Consultant.


Item 5.  Interests of Named Experts and Counsel


         The legality of the Common Stock and Class B Warrants being offered hereby will be passed upon for the Company by McLaughlin & Stern, LLP, New York, New York..


Item 6.  Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in such capacity of another corporation or business organization. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with such action, suit or proceeding is such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

         Reference is also made to Section 102 (b) (7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

3(i)         * Certificate of Incorporation

3(ii)          *By-Laws

4(i)     Form of Option to be issued to Officers, Directors, Consultants  and
Employees, as amended.

4(ii)    *Form of Class B Warrant

5            Opinion of McLaughlin & Stern, LLP regarding the legality of the securities being registered.

24.2       Consent of McLaughlin & Stern, LLP (included in, and incorporated by
Exhibit 5 hereto).

*Included in, and incorporated by reference to, the Registrant's Registration Statement on Form S-8.

Item 9.  Undertakings.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settles by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Post Effective Amendment No. 2 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ridgefield, State of New Jersey, on this 31st day of March, 1997.


                                            THERMO-MIZER ENVIRONMENTAL CORP.

                                            By:    /s/Jon J. Darcy
                                                     Jon J. Darcy
                                                     President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                   Title                              Date


         /s/Jon J. Darcy                             President, Chief Executive         March 31, 1997
         ----------------------------
         Jon J.  Darcy                               Officer, Chief Financial
                                                     Officer, Director


         /s/Edward A. Sundberg.                      Chairman of the Board              March 31, 1997
         ----------------------
         Edward A.  Sundberg                         of  Directors


         \s\ Carl Bruno                              Director                           March 31, 1997

         Carl R. Bruno



         /s/K. Ivan F. Gothner                       Director                           March 31, 1997
         --------------------------
         K. Ivan F. Gothner



         /s/Edward A. Heil                           Director
         Edward A. Heil


                                                              Exhibit 4(i)


                                OPTION AGREEMENT



                  OPTION AGREEMENT dated as of ____________ between Thermo-Mizer
Environmental   Corp.,  a  Delaware   corporation   (the   "Corporation"),   and
______________ (the "Optionee").

                                 R E C I T A L S
                  WHEREAS, the Corporation desires to grant to the Optionee the right and option (the "Option") to purchase up to ________ units (the "Units"), each Unit consisting of one share of the Corporation's common stock and two Class B Warrants (the "Warrants") at a price of $1.16 per Unit on the terms and subject to the conditions hereinafter set forth;

                  WHEREAS, the Option evidences the plan to issue non-qualified stock options to officers, directors and employees adopted by the Board of Directors of the Corporation in September 1996 and restates and amends the option agreement previously issued to Optionee with respect to the options granted herein, which option agreement is canceled..

                  NOW, THEREFORE,  in consideration of the receipt of $1.00, and
other  good  and  valuable  consideration,   the  receipt  of  which  is  hereby
acknowledged, the parties hereby agree as follows:
                  SECTION 1  Option To Purchase Units.
                                    (a)  Subject to Section 10 hereof, the
Corporation grants to the Optionee the  Option

to purchase from the Corporation ______ Units at a price of $1.16 per Unit (the "Option Price"). Instead of receiving one share of Common Stock and two Class B Warrants for each Unit purchased pursuant to the Option, the holder of the Option also has the right to purchase one share of Common Stock in lieu of each five Class B Warrants, in addition to the shares of

Common Stock otherwise issuable upon exercise of the Option.

         The Corporation has registered the 180,000 shares of Common Stock, the 360,000 Warrants and the 360,000 shares of Common Stock underlying the Warrants (collectively the "Securities") on Form S-8 for the issuance and resale thereof in accordance with the Securities Act of 1933, as amended (the "Act").
         The Option may be exercised with respect to the Units for a period commencing upon the date hereof and terminating five years from the date hereof (the "Option Period").
         The Class B Warrants shall be exercisable at an exercise price equal to the greater of $3.00 per share or 120% of the offering price of a share of Common Stock of the Corporation in a public offering by the Corporation which offering results in gross proceeds of a minimum of $3,000,000. The Warrants shall be exercisable for a period of five years commencing upon the earlier of the consummation of an Acquisition or one year from the date hereof. An Acquisition shall be deemed to include the purchase by the Corporation (by cash or the issuance of securities, or both) of a corporation, partnership or other entity introduced to the Corporation by Solay, Inc. ("Consultant") or the acquisition of the Corporation by a corporation, partnership of other entity introduced to the Corporation by Consultant, which Acquisition is consummated within six months after the termination of the Consulting Agreement dated July 31, 1996 between the Corporation and Consultant. Except with respect to the exercise price and the warrant solicitation fee, the Warrants shall otherwise be on the same terms as the warrants offered by the Corporation in the initial public offering in March 1996, including the antidilution provisions. In addition, the Corporation, at its discretion may elect not to utilize a transfer agent.
                           (b)        The Option may be exercised by the
Optionee with respect to the Units by delivery to the Corporation, of a written notice (the "Option Notice"), which Option Notice shall state such holder's intention to exercise the Option, the Closing Date on which the holder proposes to purchase the Option Shares (the "Closing Date") and the number of Units to be purchased on the Closing Date, which Closing Date shall be no later than 30 days nor earlier than l0 days following the date of the Option Notice. Upon receipt by the Corporation of an Option Notice from the holder of this Option, the Corporation shall be obligated to sell, and the holder of this Option shall be obligated to purchase, that number of Units to be purchased on the Closing Date set forth in the Option Notice.
                           (c)        The purchase and sale of Units acquired
pursuant to the terms of this Agreement shall be made on the Closing Date at the offices of the Corporation. Delivery of the stock certificate or other instruments registered in the name of Optionee, evidencing the Units being purchased on the Closing Date, shall be made by the Corporation to Optionee on the Closing Date against the delivery to the Corporation of a check in the  full  amount  of the  aggregate  purchase  price therefor.
                           SECTION 2.  Reorganizations; Mergers; Sales; Etc.
If, at any time during the Option Period, there shall be any capital reorganization, reclassification of common stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another corporation or of the sale of all or substantially all the properties and assets of the Corporation as an entirety to any other corporation or of the sale of all or substantially all the properties and assets of the Corporation as an entirety to any other corporation or person, this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which such holder would have been entitled if such holder would have been entitled if such holder had held shares of common stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.
                  SECTION 3.  Adjustment of Units and Option Price.

     (a) The number of Units subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of common stock.

     (b) The Option Price shall be subject to adjustment from time to time as follows:

     (i) If, at any time during the Option Period, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock, then, immediately following the record date fixed for the determination of holders of shares of common stock entitled to receive such stock dividend, subdivision or split-up, the Option Price shall be appropriately decreased so that the number of Units included in the Units issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

     (ii) If, at any time during the Option Period, the number of shares of common stock outstanding is decreased by a combination of outstanding shares of common stock, then, immediately following the record date for such combination, the Option Price shall be appropriately increased so that the number of Units issuable upon the exercise hereof shall be decreased in outstanding shares.


                  SECTION 4.  Transfer of Option; Successors and Assigns.
    This Agreement and all the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.
                  SECTION 5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by telecopy, overnight courier or registered mail,, postage prepaid, return receipt requested, addressed as follows:
                  If to the Corporation or Optionee, to:
                  Thermo-Mizer Environmental Corp.

                  528 Oritan Avenue
                  Ridgefield, New Jersey 06757

                  With a copy to:

                         McLaughlin & Stern LLP
                         260 Madison Avenue
                         New York, New York  l0016
                        Attention:  Steven W. Schuster, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If delivered personally, by courier or telecopy, such notice shall be deemed given when delivered. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

                           SECTION 6.  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of New Jersey.

                           SECTION 7  Entire Agreement .  This Agreement
contains the entire agreement between the parties  hereto with  respect to the
transactions  contemplated  herein and supersedes   all   previously   written
or  oral   negotiations,   commitments, representations and agreements.

                       SECTION 8. Execution in Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                           SECTION 9.  Amendments and Modifications.
This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

                           SECTION 10.  Termination.  In addition to the
termination provisions set forth in Section 1 hereof, the Option shall terminate and the Option shall no longer be exercisable on the date five (5) years from the commencement of the Option Period.

         IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and delivered as of the date first above written.


                               THERMO-MIZER ENVIRONMENTAL CORP.


                                                     By:

 Exhibit 5











                                                              April 10, 1997
United States Securities and
   Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
                                    RE: Thermo-Mizer Environmental Corp.

Gentlemen:

       Reference is made to the Registration Statement on Form S-8 ( the "Registration Statement"), filed with the Securities and Exchange Commission by Thermo-Mizer Environmental Corp (the "Company") on October 21, 1996, as amended by Post-Effective Amendments No. 1 and 2.

       We hereby advise you that we have examined originals or copies certified to our satisfaction of the Certificate of Incorporation and amendments thereto and the By-Laws of the Company, minutes of the meetings of the Board of Directors and Shareholders and such other documents and instruments, and we have made such examination of law as we have deemed appropriate as the basis for the opinions hereinafter expressed.

       Based on the foregoing, we are of the opinion that:

                  1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

                  2. The 180,000 shares of Common Stock, 360,000 Class B Warrants, and the 360,000 shares of Common Stock underlying the Class B Warrants which are due to be sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and paid for, will be validly issued, fully paid, and non-assessable.

       In addition, we hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus forming part of such Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                             McLAUGHLIN & STERN, LLP



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